Contacts:
Investors/Corporate:
John R. Emery
Chief Financial Officer
(732) 537-4804
investor@ventiv.com

VENTIV HEALTH REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER 2004 AND INCREASES EARNINGS GUIDANCE

  Quarterly revenues up 63% to $75.2 million; EPS from continuing operations up 217% to $0.19
  Increasing 2004 EPS guidance from $0.57-$0.63 to $0.65-$0.70
  New contract to deploy 450 sales representative team for Aventis Pharmaceuticals
  Completed strategic acquisition of Franklin Group
  June 30 cash balance of $82.4 million

SOMERSET, NEW JERSEY, August 5, 2004 -- Ventiv Health, Inc (Nasdaq: VTIV), a leading provider of comprehensive sales and marketing solutions to the pharmaceutical and life sciences industries, today announced financial results for the second quarter of 2004. Results from continuing operations discussed below exclude Ventiv’s discontinued Communications and European Contract Sales businesses, a restructuring reversal of a lease commitment in the second quarter of 2004 and a gain on the sale of real estate in the second quarter of 2003.

Quarterly Results from Continuing Operations:
  Total revenues for the second quarter of 2004 were $75.2 million, compared to $46.2 million for the second quarter of 2003.
  Earnings from continuing operations before income taxes were $7.6 million, compared to $2.4 million for the second quarter of 2003.
  Net earnings from continuing operations after income taxes were $4.7 million, compared to $1.5 million for the second quarter of 2003.
  Diluted net earnings per share from continuing operations after income taxes were $0.19, compared to $0.06 for the second quarter of 2003.

Divisional results include:

  Ventiv Pharma Services (VPS) reported revenues of $66.8 million during the second quarter of 2004, versus $38.8 million during the second quarter of 2003.
  Health Products Research (HPR), Ventiv’s Planning & Analytics business, reported revenues of $8.4 million during the second quarter of 2004, versus $7.4 million during the second quarter of 2003.

VENTIV HEALTH, INC. REPORTS SECOND QUARTER 2004 RESULTS Page 2 of 4

Eran Broshy, CEO of Ventiv, commented, “I am extremely pleased with Ventiv’s second quarter results, which have substantially exceeded our expectations. This performance was the result of continued strong performance at both our VPS and HPR divisions. This has been a very busy quarter in terms of new business wins, and I am particularly pleased that we have successfully replaced discontinuing older contracts with new business wins, which puts us in a very solid position going forward.”

Quarterly highlights include:

•As previously announced, Ventiv has recently won two multi-year contracts for teams totaling 400 sales representatives to be deployed during the second half of 2004. As previously announced, these new teams largely offset the discontinuation during the third quarter of a current contract for 360 sales representatives with Watson Pharmaceuticals.

•As separately announced today, Ventiv has won a multi-year contract for 450 sales representatives with Aventis Pharmaceuticals, to be deployed during the second half of 2004.

•As previously announced, Ventiv has completed the strategic acquisition of the Franklin Group in a transaction that is expected to be both accretive and strategically important.

•Ventiv’s cash balances increased to $82.4 million as of June 30, 2004, after majority of cash paid for the June 9, 2004 Franklin acquisition.

Mr. Broshy continued, “Based on the combination of events described above, Ventiv is increasing its 2004 revenue guidance from $265-$275 million to $280-$290 million and its 2004 EPS guidance from $0.57-$0.63 to $0.65-$0.70.”

Conference call information:
Friday, August 6, 2004, 8:30am Eastern Time.
Call in number: 706-634-1065
Live and archived webcast: www.ventiv.com

About Ventiv Health
Ventiv Health, Inc. (Nasdaq: VTIV) is a leading provider of outsourced sales and marketing solutions to the world’s leading pharmaceutical companies as well as to emerging and specialty pharmaceutical and biotech organizations. Ventiv has established a leadership position within the industry based on a long history of building and managing sales teams and providing consultative planning and analytics services across multiple therapeutic areas.

The Ventiv delivery model is flexible and client focused, enabling Ventiv to rapidly respond to changing client needs and market conditions across the full spectrum of sales and marketing support, with both integrated and independent programs. These include: Sales and Marketing Teams (Ventiv Sales and Marketing Teams™), Planning and Analytics (Health Products Research®), Recruitment (Ventiv Recruitment Services™), Professional Development and Training (Ventiv Professional Development Group™), Marketing Support (Promotech), Data Solutions (Total Data Solutions™), Clinical Support (The Therapeutics Institute™), Sample Compliance Services (Franklin), and Patient Assistance Programs (Franklin). Ventiv is a multi-discipline company with a singular focus on providing excellence in customized solutions to meet clients’ sales and marketing objectives.
Ventiv’s approximately 2,600 employees support over forty client organizations, including a number of the world’s leading pharmaceutical companies as well as emerging and specialty pharmaceutical and biotech organizations. For more information on Ventiv Health, visit www.ventiv.com.

VENTIV HEALTH, INC. REPORTS SECOND QUARTER 2004 RESULTS Page 3 of 4

Ventiv Health, Inc.
Condensed Consolidated Statements of Operations
($’s in 000’s, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended

	June 30,		June 30,

	2004	2003	2004	2003

Revenues	$75,221	$46,239	$145,882	$89,893
Operating expenses:
Costs of services	60,297	37,984	116,607	75,840
Selling, general and administrative expenses	7,299	5,802	13,570	11,234
Restructuring	(264)	--	(264)	--
Gain on sale of real estate	-	(392)	--	(392)

Total operating expenses	67,332	43,394	129,913	86,682

Operating earnings	7,889	2,845	15,969	3,211
Net interest expense	(58)	(17)	(156)	(20)

Earnings from continuing operations before income taxes	7,831	2,828	15,813	3,191
Provision for income taxes	(2,976)	(1,075)	(6,009)	1,212

Earnings from continuing operations	4,855	1,753	9,804	1,979

Discontinued operations:
Losses from discontinued operations, net of taxes	--	(2,786)	--	(3,629)
Gains (losses) on disposals of discontinued operations, net of taxes	1,754	(799)	1,908	(1,353)

Net earnings (losses) from discontinued operations, net of taxes (1)	1,754	(3,585)	1,908	(4,982)

Net earnings (losses)	$6,609	$(1,832)	$11,712	$(3,003)

Earnings per share from continuing operations:
Basic	$0.21	$0.08	$0.42	$0.09
Diluted	$0.19	$0.07	$0.39	$0.08

Earnings (losses) per share from discontinued operations:
Basic	$0.07	$(0.16)	$0.08	$(0.22)
Diluted	$0.07	$(0.15)	$0.08	$(0.21)

Consolidated earnings (losses) per share:
Basic	$0.28	$(0.08)	$0.50	$(0.13)
Diluted	$0.26	$(0.08)	$0.47	$(0.13)

Weighted average number of common shares outstanding:
Basic	23,545,995	22,886,660	23,353,069	22,889,317
Diluted	25,297,133	23,575,464	24,932,662	23,381,176

(1)Net earnings (losses) from discontinued operations include Ventiv’s Communications and European Contract Sales businesses, which have been divested.

VENTIV HEALTH, INC. REPORTS SECOND QUARTER 2004 RESULTS Page 4 of 4

Ventiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)
	June 30,	December 31,
	2004	2003

Cash (1)	$82,389	$56,642
Account Receivable, Net	33,249	41,836
Unbilled Services	24,645	21,347
Client Advances & Unearned Revenue	6,723	4,859
Working Capital (2)	78,276	68,402
Capital Lease Obligations	29,001	26,588
Depreciation (3)	7,544	9,485
Amortization (3)	9	19
Days Sales Outstanding (4)	75	103

1)Cash includes restricted cash of $3.9 million at June 30, 2004 and $1.7 million at December 31, 2003.

2)Working Capital is defined as total current assets less total current liabilities.

3)Depreciation and amortization are reported on a year-to-date basis.

4)Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the balance sheet date, against Revenues for the trailing 12-month period then ended.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.